UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

000-30096
(Commission file number)

Nevada	77-0454933
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1100 Newport Beach, CA 92660	949-718-4425
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Global 8 Environmental Technologies, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 4, 2009, the Registrant announced the appointment of Daniel Wolf to its Board of Directors.  Daniel Wolf founded his first technology company in 1998, and has consulted to several startups in the renewable energy industry, including biomass gasification and pyrolysis. A former Fulbright Fellow, he is a graduate of Harvard Law School and did his doctoral work in Political Science at the University of California, San Diego.

Mr. Wolf brings a record as an astute analyst of problems and creator of effective solutions in business, political and civic affairs. He gained international recognition in the landmine clearing industry from an influential series of articles in leading industry journals in which he set forth a new model for organization, finance and technology application in global landmine clearing. As founding director of the TransBorder Institute at the University of San Diego he conducted negotiations to share resources with a Mexican university and to establish a structure for international water recycling. He also created a permanent management structure that resolved disagreements among stakeholders and mobilized support for the mission of the institute as high as the California Governor’s Office. As a young man he organized at the request of the AFL-CIO an unprecedented coalition of civic organizations to lobby Oregon’s US Senators for national reform of labor law.

ITEM 8.01 Other Events.

We issued a press release on June 4, 2009, in which we announced the appointment of Mr. Daniel Wolf as our Director of the Registrant.  A copy of such release is furnished with this Current Report as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description of Document
99.1	Press Release dated June 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global 8 Environmental Technologies, Inc.

Dated: June 4, 2009	By:	/s/ Chad Burback
Chad Burback CFO

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